Exhibit 10.23

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

AMENDED and RESTATED

LICENSE, DEVELOPMENT &

COMMERCIALIZATION AGREEMENT

Between

SCYNEXIS, Inc.

And

ELANCO ANIMAL HEALTH,

a division of ELI LILLY AND COMPANY

This AMENDED and RESTATED LICENSE, DEVELOPMENT & COMMERCIALIZATION AGREEMENT (this “Agreement”) is made and effective as of the last date of signature hereto (the “New Effective Date”) by and between:

SCYNEXIS, Inc., a corporation organized and existing under the laws of the State of Delaware, United States of America, having its principal place of business at 3501C Tricenter Blvd., Durham, North Carolina, and its Affiliates (hereafter collectively referred to as “Scynexis”);

and

ELI LILLY AND COMPANY, a publicly-traded Indiana corporation, operating through its Elanco Animal Health division and having a principal place of business at 2500 Innovation Way N., Greenfield, Indiana 46140-9163 USA, and its Affiliates (hereafter collectively referred to as “Elanco”).

INTRODUCTION

A. WHEREAS, Scynexis and/or its Affiliate(s) control intellectual property that allow it to discover and develop innovative medicines over a broad range of therapeutic areas.

B. WHEREAS, Scynexis and/or its Affiliate(s) possess facilities, know-how, expertise and intellectual property rights pertaining to the design and development of parasiticides for companion, production and food chain animals.

C. WHEREAS, Elanco is engaged in the research, development, marketing, manufacturing and distribution of food chain and companion animal products including but not limited to animal health pharmaceutical and diagnostic products.

D WHEREAS, Elanco and Scynexis desire to collaborate to develop parasiticides for companion, production and food chain animals which Elanco would have the right to commercialize on an exclusive basis in the Field in the Territory,

E. WHEREAS, capitalized terms in this Agreement refer to defined terms in this Agreement.

F. WHEREAS, Scynexis and Elanco are parties to a certain LICENSE, DEVELOPMENT & COMMERCIALIZATION AGREEMENT dated (the “Prior Agreement”), which they now desire to amend and restate in its entirety.

G. WHEREAS, this Agreement shall supersede the Prior Agreement.

NOW THEREFORE, in consideration of the foregoing premises and the following mutual covenants and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS

Interpretation. In this Agreement, unless the context otherwise requires, a reference to:

(a)	a paragraph, section, exhibit or schedule is a reference to a paragraph, section, exhibit or schedule to this Agreement;

(b)	any document includes a reference to that document (and, where applicable, any of its provisions) as amended, novated, supplemented or replaced from time to time;

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(c)	a statute or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(d)	the singular includes the plural and vice versa, except as it regards the definitions of Party and Parties;

(e)	a Party, person or entity includes:

(ii) an individual, firm, company, corporation, association, trust, estate, state or agency of a state, government or government department or agency, municipal or local authority and any other entity, whether or not incorporated and whether or not having a separate legal personality; and

(iii) an employee, agent, successor, permitted assign, executor, administrator and other representative of such party, person or entity;

(f)	one gender includes the other;

(g)	“written” and in writing” include any means of reproducing words, figures or symbols in a tangible and visible form;

(h)	a month or year is a reference to a calendar month or calendar year, as the case may be; and

(i)	individuals or persons include companies and other corporations and vice versa.

“Affiliate” means any corporation or other entity that controls, is controlled by, or is under common control with a Party to this Agreement. A corporation or other entity will be regarded as in control of another corporation or entity if the latter corporation or entity owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the former corporation or other entity, or if the latter corporation or entity possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the former corporation or other entity or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the former corporation or other entity. An Affiliate will be bound under this Agreement in the same manner as if it were a Party hereto.

“Active Ingredient” means any chemical component that helps a product to perform its desired function in the Field and includes, without limitation, any [*] of such chemical component.

“Arising IP” means any Intellectual Property Rights arising through the performance of this Agreement.

“Background IP” means any Intellectual Property Rights relevant to the Field owned or controlled by a Party prior to the Effective Date, and/or (ii) a discovery or invention created or acquired outside the scope of this Agreement [*].

“Confidential Information” means, with respect to a Party, all data, results, and information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, customer information, business or financial information, expertise, technology, test data including pharmacological, biological, chemical, biochemical, toxicological, and clinical test data, analytical and quality control data, stability data, studies and procedures of a Party that is disclosed to the other Party under this Agreement. Notwithstanding the foregoing, all [*], shall be deemed the Confidential Information [*].

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

“Control” means, with respect to any material, Information, or intellectual property right, that a Party owns or has a license to such material, Information, or intellectual property right and has the ability to grant to the other Party access, a license, or a sublicense (as applicable) to such material, Information, or intellectual property right on the terms and conditions set forth herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be first required hereunder to grant to the other Party such access, license, or sublicense.

“Development Candidate” shall mean a compound developed under a Development Program which is chosen by the Steering Committee to be presented to Elanco for consideration as an Elanco Compound.

“Development Plan” means a screening, early development project proposed by Elanco under this Agreement which describes, in broad terms, the parasite to be controlled and the applicable animal host (e.g. [*]).

“Development Program” means the work performed by Scynexis and Elanco and/or their respective Affiliate(s) in accordance with a Development Plan as revised from time to time by the Steering Committee.

“Dollar” or “$” means the lawful currency of the United States of America.

“Effective Date” means December 23, 2013.

“Elanco Arising IP” means (i) all Arising IP [*] or [*], and all Arising IP that are [*] and [*] and (ii) all Arising IP [*] or [*] or [*] pursuant to Section [*].

“Elanco Background IP” means the Elanco Test Materials and all Background IP of Elanco. For clarity, Elanco Background IP shall exclude any Background IP of any Third Party that becomes an Affiliate due to such Third Party’s acquisition of Elanco except as provided in Section 11.16.

“Elanco Compound Families” means compounds [*].

“Elanco Compound” means a single Active Ingredient directly resulting from a Development Program that is selected by Elanco for further development for commercialization as a Product, and as to which [*] in accordance with Section [*].

“Elanco Know-How” shall mean all Know-How (excluding any published Elanco Patent Rights) that is (a) Controlled as of the Effective Date or thereafter during the Term by Elanco and is reasonably necessary or useful for the research, development, manufacture, use, importation or sale of the Elanco Compound(s) or Product(s) in the Field, including any such Know-How made by or on behalf of Elanco or sublicensees (other than by Scynexis or its Affiliates) in the course of performing Elanco’s obligations or exercising Elanco’s rights under this Agreement. For clarity, for purposes of this definition an Affiliate shall exclude any Third Party that becomes an Affiliate due to such Third Party’s acquisition of Elanco except as provided in Section 11.16.

“Elanco Compound Patent Rights” means all Patent Rights with respect to Elanco Test Materials, Other Compounds, and Elanco Compound Families.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

“Elanco Technology” means the Elanco Test Materials, Elanco Compound Families, Other Compounds, Elanco Patent Rights and Elanco Know-How.

“Elanco Test Materials” means the compounds provided to Scynexis from Elanco under this Agreement in either physical or virtual form. In the event that [*] or [*], Elanco shall notify Scynexis of the same within [*] and the Parties shall discuss whether or not to [*] the Agreement.

“Field” means all applications and uses of parasiticides for, in and/or on animals (companion or food), animal products, animal feed, human food, or the food chain, including but not limited to related systems or processes, amelioration, diagnosis, control, prevention, prophylaxis and/or treatment of pathogens, diseases, pests, parasites or sign(s) or symptom(s) related thereto.

“First Commercial Sale” of any Product means the first sale for use by an end-user customer of such Product, as applicable, in a country.

“First in the First New Class” means [*].

“GxP” means compliance with all relevant Regulatory Agency requirements for Good Clinical Practices (per FDA/CVM guidance “Good Clinical Practices: VICH GL9”), Good Laboratory Practices (per FDA/CVM regulation “21 CFR Part 58”), and Current Good Manufacturing Practices (per FDA/CVM regulation “21 CFR Part 211, 225 or 226”).

“Intellectual Property Rights” means any and all Patent Rights, trademarks, trademark applications, copyrighted or copyrightable material, trade secrets and other intellectual property rights, as well as any Know-How or work result whether or not patentable, trademarkable, copyrightable or protectable as a trade secret.

“Know-How” shall mean any and all formulae, processes, trade secrets, technologies, know-how, inventions, improvements, discoveries and claims (including confidential data and Confidential Information), whether patentable or unpatentable, including, without limitation, synthesis, preparation, recovery and purification processes and techniques, control methods and assays, chemical data, toxicological and pharmacological data and techniques, clinical data, medical uses, product forms and product formulations and specifications.

“Net Sales” means, with respect to a Product, the gross amount invoiced by Elanco (including any Elanco Affiliate) or any sublicensee or successor in interest thereof to unrelated Third Parties (excluding any sublicensee) for Product sales in the Territory, less the following:

(a)	Customary trade, quantity and cash discounts allowed;

(b)	[*] discounts, refunds, rebates, chargebacks, retroactive price adjustments and similar allowances, limited to reasonable adjustments and allowances which effectively reduce the net selling price;

(c)	Actual Product returns or allowances;

(d)	[*];

(e)	Allowance for [*];

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(f)	Any tax imposed on the sale, delivery or use of the Product, including, without limitation, sales, use, excise or value added taxes, but excluding any tax on income; and

(g)	[*] deductions.

Such amounts will be determined from the books and records of Elanco, Elanco Affiliates and/or sublicensee(s) (as applicable), maintained in accordance with U.S. Generally Accepted Accounting Principles (also known as “GAAP”), or, in the case of sublicenses, such similar accounting principles, consistently applied. Elanco further agrees in determining such amounts, it will use Elanco’s then-current standard procedures and methodology, including Elanco’s then current standard exchange rate methodology for the translation of foreign currency sales into U.S. Dollars or, in the case of sublicensees, such similar methodology, consistently applied.

In the event the Product is sold together with one or more other product(s) at a single price (such combination is hereinafter referred to as a “Combination Product”), the Net Sales attributable to such Combination Product shall be calculated by multiplying the Net Sales (as defined above) of the Combination Product by the fraction A/(A+B), where A is the weighted average sale price of the Product in such calendar quarter when sold separately and B is the weighted average sale price of the other product(s) sold separately in finished form in such calendar quarter.

In the event that the weighted average sale price of the Product can be determined but the weighted average sale price of the other product(s) cannot be determined, Net Sales shall be calculated by multiplying the Net Sales of the Combination Product by the fraction A / C, where A is the weighted average sale price of the Product when sold separately in finished form in such calendar quarter and C is the weighted average sale price of the Combination Product in such calendar quarter.

In the event that the weighted average sale price of the other product(s) can be determined but the weighted average sale price of the Product cannot be determined, Net Sales shall be calculated by multiplying the Net Sales of the Combination Product by the following formula: 1 minus (B / C), where B is the weighted average sale price of the other product(s) when sold separately in finished form in such calendar quarter and C is the weighted average sale price of the Combination Product in such calendar quarter.

In the event that the weighted average sales price of both the Product and the other product(s) in the Combination Product cannot be determined, Net Sales with respect to such Combination Product shall be commercially reasonable and determined by good faith negotiation between Scynexis and Elanco consistent with the ratios referenced above.

“Notice” means the definition provided in Section 11.6.

“Other Arising IP” means Arising IP other than Elanco Arising IP and Scynexis Arising IP.

“Other Compound” shall mean compounds [*] and/or [*] except any compound which is [*] or [*].

“Parties” means Scynexis and Elanco.

“Party” means Scynexis or Elanco.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

“Patent Right” means any patent or patent application, including: (i) all substitutions, divisions, continuations, continuations-in-part thereof and requests for continued examination of any of the foregoing, (ii) all patents issued from any of the foregoing patent applications, (iii) all reissues, renewals, registrations, confirmations, re-examinations, extensions, and supplementary protection certificates of any of the foregoing, and (iv) all foreign equivalents of any of the foregoing.

“Primary Contact Person” will be the respective individuals designated by Scynexis and Elanco, as noted in Exhibit C, who will be responsible for the day-to-day interactions between the Parties related to the Development Program and the management of the day-to-day operations of the Development Program. Each Party may change its Primary Contact Person upon Notice to the other Party.

“Product” means any embodiment that incorporates, uses or implements an Elanco Compound that is commercialized by or for Elanco in the Field in the Territory. For clarity, a Product is considered [*] if [*]. A Product is not considered [*] due to [*] or because of [*] that [*].

“Program Year” means each twelve (12) calendar month period during the term of the Research Phase, except in the first Program Year in which case the Program Year will not be twelve (12) calendar months in length, but will be the period from the Effective Date through 31-December 2014.

“Reasonable Commercial Efforts” means effort, expertise and resources normally used by the Party in the development and/or commercialization of a compound or product owned or controlled by such Party which is of similar market potential at a similar stage in its development or product life, taking into account issues of safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory structure involved, the profitability of the applicable products, and other relevant factors.

“Regulatory Agency” means, any governmental authority that regulates Products, including but not limited to the Drug Enforcement Administration (DEA), including the Controlled Substance Section (CSS); Environmental Protection Agency (EPA); Food and Drug Administration (FDA), including the Center for Veterinary Medicine (CVM) and the Center for Drug Evaluation and Research (CDER); Food Safety and Inspection Service (FSIS); U.S. Department of Agriculture (USDA); or any counterparts thereof in jurisdictions outside of the USA.

“Regulatory Approval” means, with respect to a Product in a country in the Territory, the receipt of all necessary approvals by the applicable Regulatory Agencies to allow the Product to be commercially sold in such country.

“Research Phase” means the stage of this Agreement during which the Parties collaborate to accomplish the objectives set out in the Development Plan(s) and during such time the Parties will undertake such activities as may be agreed from time to time under relevant Development Program(s) as may be useful or necessary to determine whether any given compound should be designated as an Elanco Compound, in each case as more fully described in Article 4. The Research Phase shall commence upon the Effective Date and conclude upon expiration of the Research Term.

“Research Term” has the meaning provided in Section 4.1(c).

“Royalty Term” means, with respect to a Product, the period beginning on the First Commercial Sale of such Product in any country and ending the later of (i) the expiration of the last to expire Valid Claim covering the manufacturing, use, sale, offer for sale, or importation of such Product in any country, or (ii) nine (9) years after the First Commercial Sale of such Product in any country.

“Scynexis Arising IP” means all Arising IP [*] or [*], and all Arising IP that are [*] and [*].

“Scynexis Compound Families” mean compounds [*].

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

“Scynexis Background IP” means all Background IP of Scynexis. For clarity, Scynexis Background IP shall exclude any Background IP of any Third Party that becomes an Affiliate due to such Third Party’s acquisition of Scynexis except as provided in Section 11.16.

“Scynexis Know-How” means all Know How (excluding any Scynexis Compound Patent Rights) that is Controlled as of the Effective Date or thereafter during the Term by Scynexis and is reasonably necessary or useful for the research, development, manufacture, use, importation or sale of the Elanco Compound(s) or Product(s) in the Field, including any such Know-How made by or on behalf of Scynexis in the course of performing Scynexis’s obligations or exercising Scynexis’s rights under this Agreement. For clarity, for purposes of this definition an Affiliate shall exclude any Third Party that becomes an Affiliate due to such Third Party’s acquisition of Scynexis except as provided in Section 11.16.

“Scynexis Compound Patent Rights” means all Patent Rights with respect to Scynexis Test Materials and Scynexis Compound Families.

“Scynexis Technology” means the Scynexis Test Materials, Scynexis Compound Families, Scynexis Patent Rights and Scynexis Know-How.

“Scynexis Test Materials” means the compounds Controlled by Scynexis as of the Effective Date and provided by Scynexis for screening purposes under the Development Program in either physical or virtual form and listed in the attached Exhibit B. In the event that [*] or [*], Elanco shall notify Scynexis of the same within [*] and the Parties shall discuss whether or not to [*] the Agreement.

“Steering Committee” means the joint committee composed of representatives of Scynexis and Elanco, as described in this Agreement.

“Territory” means worldwide.

“Third Party” means any entity, including any natural person, other than Scynexis or Elanco and their respective Affiliates.

“Valid Claim” means a claim of [*] Patent Right [*] which has not been held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through re-examination, reissue or disclaimer or otherwise.

2. LICENSING AND TRADEMARKS

2.1 License Grant.

(a) Scynexis hereby grants to Elanco an exclusive, even as to Scynexis, sub-licensable royalty-bearing license under the Scynexis Compound Patent Rights and Scynexis’ rights in Joint Patent Rights in the Field in the Territory, to, research, develop, make, have made, use, sell, have sold, offer for sale, import, export and sub-license Elanco Compounds or Products; provided, however, Scynexis shall retain such rights as are necessary or appropriate to allow Scynexis to perform its obligations under all Development Programs.

(b) Scynexis hereby grants to Elanco a worldwide, perpetual, fully-paid, royalty-free, non-exclusive, license in the Field in the Territory with respect to any Scynexis Know-How to research, develop, make, have made, use, sell, have sold, offer for sale, import, export and sub-license Elanco Compounds or Products; and

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(c) Elanco hereby grants to Scynexis a non-exclusive license under the Elanco Technology inside the Field in the Territory for the sole purpose of performing Scynexis’s obligations under this Agreement.

2.2 Scynexis Rights and Rights Retained. Subject to the license grant in Section 2.1, Scynexis retains its rights for any and all purposes outside the Field in the Territory to use any Scynexis Patent Rights in any Scynexis Test Materials, Scynexis Compound Families, and Scynexis’ Joint Patent Rights, including, without limitation, to research, develop, make, have made, use, sell, have sold, offer for sale, import, export and license products and processes. Furthermore, subject to Section 2.1(c), no license or other rights are granted to Scynexis to the Elanco Technology, except solely for the benefit of Elanco.

2.3 Sublicenses. Subject to the other provisions of this Agreement, Elanco shall have the sole right to sublicense any and all rights licensed to Elanco under Section 2.1(a). Any such sublicense by Elanco shall be consistent with the terms of this Agreement, and shall include an obligation for each such sublicensee to comply with the applicable obligations of Elanco set forth in this Agreement.

2.4 Trademarks. Elanco will be free to use and to register in any trademark office any trademark for use with a Product in its sole discretion, except for trademarks proprietary to Scynexis and its Affiliates. Elanco will own all right, title and interest in and to any such trademark in its own name during and after the term of this Agreement. As necessary for Elanco to fulfill its obligations and rights under this Agreement, Scynexis hereby grants to Elanco the worldwide, perpetual, fully-paid, royalty-free exclusive sub-licensable license to use in the Field Scynexis trademarks for Products under to this Agreement

3. RESEARCH PHASE

3.1 From time to time during the Research Phase of this Agreement, Elanco shall propose to Scynexis a Development Plan. Thereafter the parties shall meet and confer to develop a Development Program designed to accomplish the Development Plan. The Development Program, shall, among other things, set forth the budget and allocation of FTEs.

3.2 Steering Committee Formation and Composition. A joint committee comprising of four (4) members, two (2) named representatives of each of Elanco and Scynexis (the “Steering Committee”), to be appointed within [*] of the Effective Date, shall be formed. Each Party will provide the other Party via Notice with the name, title, e-mail address, telephone number and facsimile number of their respective Steering Committee members. The Steering Committee will meet as needed, but not less than [*] during the term of the Agreement or upon such schedule as agreed upon by the Steering Committee. Such meetings will be at such times agreed to by Scynexis and Elanco, and will alternate between the offices of the Parties unless the Parties otherwise agree, or will be in such other form (e.g., telephone or video conference) as the members of the Steering Committee will agree.

3.3 Steering Committee Functions and Powers. The Steering Committee will be responsible for review of the Development Program consistent with each Party’s internal policies and procedures. Notwithstanding anything to the contrary, the Steering Committee will have no right, power or authority to amend this Agreement. The principal functions of the Steering Committee will include:

(a)	prioritization of chemical families for development;

(b)	monitoring the progress and results achieved to support a Development Plan under the Development Program;

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(c)	fostering the collaborative relationship between the Parties;

(d)	identify barriers to achieving the purpose of the collaboration and designing solutions thereto;

(e)	select Development Candidates from the Active Ingredients submitted by Scynexis and/or Elanco for consideration as Elanco Compounds; and

(f)	such other functions in regard to the Development Plan(s) and Development Program(s) as mutually agreed by the Parties.

A Party may change one or more of its representatives to the Steering Committee at any time. Members of the Steering Committee may be represented at any meeting by another member of the Steering Committee, or by a proxy. Either Party may permit additional employees and consultants to attend and participate (on a non-voting basis) in the Steering Committee meetings, subject to the confidentiality provisions of this Agreement.

3.4 Decisions of the Steering Committee. A quorum of the Steering Committee will be present at any meeting of the Steering Committee if one (1) representative of each Party is present at such meeting in person or by telephone or videoconference. If a quorum exists at any meeting, a unanimous vote of the members of the Steering Committee present at such meeting is required to take any action on behalf of the Steering Committee. If the Steering Committee fails to reach unanimity on a matter before it for decision, the matter shall be resolved between the through good faith negotiations. If the Parties are unable to reach agreement within [*], the matter shall be referred to the president of Elanco and the chief executive officer of Scynexis. If the Parties are still unable to reach agreement after within [*] of referring the matter to the president of Elanco and the chief executive officer of Scynexis, then the matter shall [*]. Notwithstanding the foregoing, a Party’s resolution of a disputed matter in accordance with the foregoing shall be consistent with the terms of this Agreement. The Steering Committee shall not have the authority to amend or change the terms of this Agreement, to resolve disputes regarding the breach of this Agreement or payments due hereunder, or to resolve matters that are expressly identified herein as being subject to the mutual agreement of the Parties.

3.5 Chair. The Steering Committee will be chaired by [*]. The chair does not have a second or casting vote.

3.6 Minutes and Reports. The Steering Committee will be responsible for keeping accurate minutes of its deliberations that record all proposed decisions and all actions recommended or taken. Within [*] of each meeting, the chair will provide the Parties with draft minutes of such meeting and a draft of a report describing in reasonable detail the status of the Development Program, a summary of the work and progress to date, any issues requiring resolution and any proposed decisions and actions recommended or taken to all members of the Development Committee. Minutes will be deemed approved unless a Development Committee representative of either Party objects to the accuracy of such minutes or accompanying report by providing Notice to the other Party’s Development Committee representatives within [*] of receipt of such minutes and report. In the event that any such objection is not resolved by the Development Committee, such minutes and accompanying report will be amended to reflect such unresolved dispute. All records of the Steering Committee will be considered Confidential Information and will be available to both Parties.

3.7 Information and Results. Except as otherwise provided, the Parties will make available and disclose to one another all results of the work conducted pursuant to the Development Program prior to and in preparation for the Development Committee meetings, by the deadline and in the form and format to be designated by the Development Committee.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

3.8 Subcontracts.

(a) Elanco may subcontract to Affiliates and Third Parties portions of the Development Program to be performed, provided [*] and [*] that [*] subcontracting by Elanco; and provided, however, that such Affiliate and Third Party subcontractors will be required to enter into appropriate obligations of confidentiality including [*] (said agreements of which signed copies will be submitted to the Development Committee upon request by Scynexis), unless such subcontracting would [*] the Affiliate or Third Party subcontractor, and further provided that the Parties’ rights under this Agreement are not adversely affected.

(b) If Scynexis is performing development work for Elanco, Scynexis shall not subcontract any or all portions of such development work without prior written approval from Elanco. Scynexis may submit to Elanco a request for approval of subcontractors. Upon Elanco approval of such subcontractor, Scynexis shall subcontract under terms that are no less stringent than those to which Scynexis is held under this Agreement, including [*] (said agreements of which signed copies will be submitted to the Development Committee upon request by Scynexis). In addition, Elanco shall have the right, upon request, to audit the subcontractor.

4. DEVELOPMENT PLANS

4.1 Performance and Early Termination

(a) For each Development Plan, Scynexis and Elanco will use Reasonable Commercial Efforts to collaboratively identify and develop Active Ingredients consistent with the target of such Development Plan, with the initial focus of identifying Active Ingredients through screening by Scynexis of the Elanco Test Materials and the Scynexis Test Materials.

(b) Scynexis and Elanco will use Reasonable Commercial Efforts to perform the design and development tasks as described in each applicable Development Plan and Development Program. Each Party shall be responsible for its respective compliance with the requirements of all applicable Regulatory Agencies in the manufacture, distribution or animal testing of the Active Ingredients. It is initially contemplated that the first Development Plan will focus on [*] and [*] (the “[*] Development Plan”).

(c) The Research Phase shall become effective on the Effective Date and continue for a period of four (4) years from the Effective Date. (“Research Term”) If the Research Phase is not progressing to the satisfaction of either Party after the second anniversary of the Effective Date, either Party may terminate the Research Phase upon [*] Notice. Upon Notice of termination of the Research Phase, Scynexis will begin to discontinue work under all Development Plan(s) and related Development Program(s) (“Scale Down”). During Scale Down, Scynexis will not incur any reimbursable expense that is not preapproved by Elanco and will invoice Elanco for the sum of all uncancelable out-of-pocket expenses approved in advance by Elanco up through the date of Notice of termination. Upon termination, Scynexis will invoice Elanco for the sum of all un-invoiced amounts actually incurred by Scynexis. For the sake of clarity, the licenses granted to Elanco by Scynexis pursuant to Sections 2.1(a) and 2.1(b) with respect to any Elanco Compound for which [*] shall not terminate upon expiry or early termination of the Research Phase and all Milestones and/or Royalties shall accrue and become payable in accordance with Article 5.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

In the event Scynexis terminates the Research Phase consistent with this Section 4.1(c) prior to full Research Term expiring, Elanco, at Elanco’s sole discretion, may continue the Research Phase for the duration of the Research Term alone or with a third party.

(i) In the event Elanco elects an Elanco Compound after early termination by Scynexis and (A) such Elanco Compound is [*] or (B) such Elanco Compound is [*] which [*] prior to early termination by Scynexis, [*].

(ii) In the event Elanco elects an Elanco Compound after early termination by Scynexis and (A) such Elanco Compound is [*] or (B) such Elanco Compound is [*] which [*] prior to early termination by Scynexis, [*].

4.2 Development Program. The Development Program will be conducted by the Research Team in accordance with the Development Plan and will more fully describe the work to be pursued by Scynexis and Elanco during each Program Year to develop the information necessary for Elanco to make an Elanco Compound Selection in accordance with 4.2(a). The Development Plan shall provide high level guidance as to the types of information necessary for Elanco to consider making an Elanco Compound Selection. Each Development Plan shall, at a minimum, [*].

(a) Attached as Exhibit C is a draft outline of a Development Plan, the specifics of which shall be agreed upon by the Parties, subject to amendment by the Steering Committee. Except for the first Program Year, the Development Plan will be updated and approved by the Steering Committee no later than [*] prior to the start of each Program Year. The Development Plan in effect at any time may not be amended except as agreed in writing by the Steering Committee. If at any time during a Program Year, either Party determines that a change to the Development Plan is necessary, such Party will prepare and submit to the Steering Committee a written proposal detailing its proposed changes to the Development Plan. Any budget for Scynexis’s costs under a modified Development Plan, over and above those costs reflected in Section 4.2(h) that are to be reimbursed by Elanco will be approved by the Steering Committee before Scynexis commences any work on such modified Development Plan. So long as such proposed change(s) is (are) submitted to the Steering Committee at least [*] prior to its next regular meeting, then the Steering Committee will decide on such proposed change(s) at its next meeting.

(b) Sharing of Data. Parties will provide to each other, at no charge, access to testing, pilot manufacturing and regulatory data relevant to the Active Ingredients in the Field, or if required in response to inquiries from Regulatory Agencies related to Products.

(c) Results and Records. The Parties will make available and disclose to one another all results of the work conducted pursuant to the Development Program, and will keep such records as described herein; provided that each Party will maintain such results and records of the other Party in confidence in accordance with the confidentiality provisions in this Agreement, and will not use such results or records except to the extent otherwise permitted by this Agreement. The Parties will maintain records of the results in sufficient detail and in good scientific manner appropriate for patent purposes, and in a manner that properly reflects all work done and results achieved in the performance of the Development Program (including all data in the form required to be maintained under any applicable governmental regulations). Such records will include reports, research notes, charts, graphs, computations, analyses, recordings, photographs, and other graphic or written data specifically relevant to the Development Program.

(d) Ownership of Active Ingredients and other compounds. Subject to the license [*], all data, reports, and compounds identified, developed, and/or created under the Development Program, [*] and compounds originating from [*] shall be [*]. Subject to the license [*], all data, reports, and

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

compounds identified, developed, and/or created under the Development Program, [*] and all compounds originating from [*] shall be [*]. For the sake of clarity, all data and reports developed and/or created under the Development Program shall [*]. With respect to each Elanco Test Material, each Other Compound, and each Elanco Compound Family, (i) Scynexis shall not use Elanco Test Material, Other Compound, or Elanco Compound Family in any manner inconsistent with this Agreement or for any commercial or internal research purpose; (ii) Scynexis shall use, store and dispose of Elanco Test Material, Other Compound, and Elanco Compound Families in compliance with all applicable laws, regulations and guidelines, (iii) Scynexis shall not reverse engineer, reverse compile, disassemble or derivatize Elanco Test Material, and (iv) shall keep records documenting the quantities of Elanco Test Material received and the disposition of such quantities. With respect to each Scynexis Test Material and Scynexis Compound Family, (i) Elanco shall not use Scynexis Test Material or Scynexis Compound Family in any manner inconsistent with this Agreement or for any commercial or internal research purpose; (ii) Elanco shall use, store and dispose of Scynexis Test Material and Scynexis Compound Families in compliance with all applicable laws, regulations and guidelines, (iii) Elanco shall not reverse engineer, reverse compile, disassemble or derivatize Scynexis Test Material or Scynexis Compound Families and (iv) shall keep records documenting the quantities of Scynexis Test Material and Scynexis Compound Families received and the disposition of such quantities.

(e) Availability of Employees. Each Party agrees to make its employees and non-employee consultants to a Development Program reasonably available at their respective places of employment to consult with the other Party on issues arising during the Development Program and in connection with any request related to Development Program from any Regulatory Agency, including regulatory, scientific, technical and clinical testing issues.

(f) Visit of Facilities. Representatives of the Parties may, upon reasonable advanced notice and at times reasonably acceptable to the other Party, visit the portions of the other Party’s facilities where activities are being performed in connection with the Development Program, and consult informally, during such visits and by telephone, facsimile and e-mail, with the other Party’s personnel performing work on the Development Program. Notwithstanding the foregoing, either Party may restrict the other’s access to its facilities as required to protect the confidentiality of information not directly related to the Development Program.

(g) Research Team. During the Research Term, unless earlier terminated in accordance with Section 4.1(c), Scynexis shall appoint an integrated team, consisting of a project leader, and members from the following disciplines: [*] consisting of [*] full time employee equivalents (“FTEs”); provided, however, in the event that [*], the number of [*] assigned to the Development Program may be [*] FTEs for a period of up to the [*] of the Development Program, in which event the Research Fee for such period shall be [*] accordingly.

(h) Research Fees. Each Development Program shall establish the Research Fees payable by Elanco to Scynexis for performance of its obligations under the Development Program. The parties hereby agree that the Research Fees for during the Research Term shall be $2.75 million each year for the first two Program Years, and, unless earlier terminated in accordance with Section 4.1(c), $3.0 million each year for the final two Program Years. All Research Fees shall be due and payable in equal [*] installments, by the [*] of the [*].

(i) Out-Of-Pocket Expense Reimbursements. It is acknowledged and agreed that Scynexis will have external studies conducted by Third Parties in furtherance of the Development Program, the costs of which shall be reimbursed by Elanco within [*] of Elanco’s receipt of invoice from Scynexis, or paid directly to the Third Parties, at Elanco’s sole election.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(j) Regulatory / Quality Assurance / Quality Control / Legal. Parties will allow Regulatory, Quality Assurance, Quality Control, Accounting and Legal personnel from either Party or its attorneys, advisors, accountants and contractors timely and reasonable access to audit financial records, trial protocols, pilot scale manufacturing documents, procedures manuals, patent documents and other Active Ingredient, Elanco Compound or Product-related items relating to the license granted by Scynexis pursuant to this Agreement. Any such audit shall be conducted no more frequently than [*] unless reasonably required more frequently to timely address regulatory issue(s).

4.3 Development and Commercialization of Elanco Compounds and Products

(a) Selection of Elanco Compounds.

(i) Upon completion of the activities to be performed by Scynexis pursuant to the [*] of any Development Program in accordance with Section 4.2, Scynexis and/or Elanco shall prepare for the Steering Committee an application for consideration of an Active Ingredient as a Development Candidate. Within [*] of submission of such application, the Steering Committee shall either (a) designate the as a Development Candidate or (b) decline to designate as a Development Candidate. Any failure of the Steering Committee to make a designation within such time [*] period shall constitute a decision by the Steering Committee to decline to designate the Active Ingredient as a Development Candidate. In the event that the Steering Committee is unable to agree upon whether or not to designate an Active Ingredient as a Development Candidate, such designation shall be made consistent with Elanco’s position.

(ii) Within [*] of the designation of as a Development Candidate by the Steering Committee, the Steering Committee shall submit such Development Candidate to Elanco for consideration as an Elanco Compound. Within [*] of such submission, Elanco shall either (a) designate such Development Candidate as an Elanco Compound or (b) decline to designate the Development Candidate as an Elanco Compound. Any failure of Elanco to make a designation within such [*] period shall constitute a decision by Elanco to decline to designate the Development Candidate as an Elanco Compound.

(iii) Except as provided for in Subsection 4.3(a)(v), in the event that Elanco develops, or has developed on its behalf, (1) any Active Ingredient after the presentation of the Active Ingredient for consideration by the Steering Committee, or (2) any Development Candidate, such Active Ingredient shall be deemed an Elanco Compound.

(iv) All licenses to Scynexis Compound Patent Rights to Elanco under Section 2(a) hereof for any Active Ingredient which is submitted to the Steering Committee for designation as a Development Candidate which the Steering Committee declines to so designate as a Development Candidate or which is submitted to Elanco for designation as an Elanco Compound which Elanco declines to designate as an Elanco Compound, shall terminate and all such rights shall revert to Scynexis.

(v) Notwithstanding anything to the contrary contained herein, in the event that [*], and [*], then [*] pursuant to Sections [*]. Furthermore, in the event that [*] an Active Ingredient for further development and commercialization [*] the Development Program in accordance with Section [*] and such Active Ingredient [*], or [*] shall [*] and [*] such Active Ingredient [*].

(b) Development and Commercialization of Elanco Compounds and Products by Elanco. Elanco will conduct all development and commercialization activities for the Elanco Compound(s) and/or Product(s) in the Field and Territory at its expense, including, but not limited to the preparation and submission of the appropriate regulatory documents, manufacturing activities, and

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

marketing and sales activities required for commercialization within the Field and Territory. All Know-How, including, but not limited to, manufacturing information, formulation development, marketing authorizations, including the veterinary master file and any foreign equivalents, developed by or on behalf of Elanco after Elanco’s selection of an Elanco Compound pursuant to section 4.8 shall be owned by Elanco.

(c) Performance. Elanco will use Reasonable Commercial Efforts to identify, develop and commercialize Elanco Compounds and Products in the Field in the Territory, but will be under no obligation to market a Product if it determines, in its sole and reasonable business judgment, that such an effort is not commercially viable for Elanco.

(d) Regulatory / Quality Assurance / Quality Control / Legal. Parties will allow Regulatory, Quality Assurance, Quality Control, Accounting and Legal personnel from either Party or its attorneys, advisors, accountants and contractors timely and reasonable access to audit financial records, trial protocols, pilot scale manufacturing documents, procedures manuals, patent documents and other Active Ingredient, Elanco Compound or Product-related items relating to the license granted by Scynexis pursuant to this Agreement. Any such audit shall be conducted no more frequently than [*] unless reasonably required more frequently to timely address regulatory issue(s).

5. MILESTONES AND ROYALITES

5.1 Licensing and Milestone Fees

(a) Licensing Fee. In further consideration of the licenses granted by Scynexis under Article 2 of this Agreement and to the Scynexis Test Materials, Elanco has made a one-time payment in the sum of Five Hundred Thousand United States Dollars ($500,000).

(b) Milestone Payments for [*]. In further consideration of the license granted by Scynexis under Article 2 of this Agreement, upon [*], Elanco shall make a one-time payment in the sum of (i) [*] for each [*] Elanco Compound [*], within [*] of attainment of such milestone; or (ii) [*] for each [*] Elanco Compound [*], within [*] of attainment of such milestone (“Development Milestone”). For the sake of clarity, the milestone payment listed above is payable only once per Elanco Compound.

(c) Milestone Payments for [*]. In further consideration of the license granted by Scynexis under Article 2 of this Agreement, upon [*], Elanco shall make a one-time payment in the sum of (i) [*] for a Product that contains an Active Ingredient which is [*], within [*] of attainment of such milestone; or (ii) [*] for any Product contains an Active Ingredient which is [*], within [*] of attainment of such milestone. For the sake of clarity, the milestone payment listed above is payable only once per Elanco Compound.

(d) Payments for [*] Milestones. In further consideration of the license granted by Scynexis under Article 2 of this Agreement, Elanco shall make one-time payments within [*] of [*]:

[*]	[*]
[*]	[*]

For the sake of clarity, the milestone payment listed above is payable only once per Elanco Compound.

(e) Payments for [*] Milestones. In further consideration of the license granted by Scynexis under Article 2 of this Agreement, Elanco shall make one-time payments within [*] of first time a Product attains such milestone as follows:

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

[*] a Product [*]	Milestone Payment:
[*]	[*]
[*]	[*]

For the sake of clarity, the milestone payment listed above is payable only once per Elanco Compound.

5.2 Royalties to Scynexis. In further consideration of the rights and licenses granted under Article 2,

(a) for Products [*], for each Product, Elanco will pay to Scynexis on a quarterly basis royalties (“Royalties”) on global Net Sales of Products in the Field in the Territory during the applicable Royalty Term, on a Product-by-Product basis, calculated pursuant to table below.

Annual Net Sales of:	Royalty Payment on Net Sales:
Zero United States Dollars to [*]	[*]
From Net Sales over [*] to [*]	[*]
For all Net Sales over [*]	[*]

(b) No Patent Countries. The Royalty rates set forth above shall be reduced by [*] for any Net Sales in a country during the applicable Royalty Term where no Valid Claim exists for Products [*], Elanco will pay to Scynexis on a quarterly basis Royalties on global Net Sales by Elanco of Products in the Field in the Territory, during the applicable Royalty Term on a Product-by-Product basis, calculated pursuant to the table below:

Annual Net Sales of:	Royalty Payment on Net Sales:
Zero United States Dollars to [*]	[*]
From Net Sales over [*] to [*]	[*]
For all Net Sales over [*]	[*]

No Patent Countries. The Royalty rates set forth above shall be reduced by [*] for any Net Sales in a country during the applicable Royalty Term where no Valid Claim exists.

5.3 Audits. Upon request via Notice from Scynexis, Elanco will permit [*] independent auditing firm to have access during normal business hours to such of the records of Elanco as may be reasonably necessary to verify the accuracy of the financial records (including, without limitation, payment reports) of Elanco relating to amounts paid or payable to Scynexis hereunder in respect of any calendar year ending not more than [*] prior to the date of such request. Except as described in the next paragraph, all such audits will be conducted at the expense of Scynexis and not more than [*].

(a) In the event such accountant concludes that additional payments of any kind as required by this Agreement were owed to Scynexis during such calendar year, the additional amounts will be paid within [*] of the date Scynexis delivers to Elanco such accountant’s written report so concluding. The fees charged by such accountant will be paid by Scynexis, unless the audit discloses that the amounts payable by Elanco for the audited calendar year are more than [*] than the amounts actually paid for such period, in which case Elanco will pay the reasonable fees and expenses charged by the accountant.

(b) Elanco will include in each sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to Elanco, to keep and maintain sufficient records of Product sales and Net Sales pursuant to such sublicense, and to grant access to such records by Scynexis’s independent accountant to the same extent required of Elanco under this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(c) Upon request via Notice from Elanco, Scynexis will, at Scynexis’s option, permit [*] independent auditing firm [*] to have access during normal business hours to such records of Scynexis as may be reasonably necessary to verify Scynexis’s performance under the Agreement in respect of any calendar year ending not more than [*] prior to the date of such request. Except as described in the next paragraph, all such audits will be conducted at the expense of Elanco and not more than [*].

(d) In the event such accountant concludes that amounts reimbursed to Scynexis by Elanco during such period exceeded the amounts approved via Notice in advance by Elanco pursuant to Sections 4.2(a) and 4.2(h) and out-of-pocket expenses approved by Elanco pursuant to Section 4.2(i), the amount of the excess expenses will be paid to Elanco within [*] of the date Elanco delivers to Scynexis such accountant’s written report so concluding. The fees charged by such accountant will be paid by Elanco, unless the audit discloses that the amounts paid by Elanco to Scynexis for the audited calendar year are more than [*] than the amount of the expenses approved by Elanco for such calendar, in which case Scynexis will pay the reasonable fees and expenses charged by such accountant for the audit of such calendar year.

(e) The Parties agree that all information subject to review under this Section 5.6 or under any sublicense agreement is Confidential Information and that it will cause its accountant to retain all such information in confidence.

5.4 Royalty Payment Terms. Royalties shown to have accrued by each royalty report provided for under this Agreement will be due and payable on the date such royalty report is due, Payment of Royalties in whole or in part may be made in advance of such due date. Royalties determined to be owing, and any overpayments to be credited with respect to any prior period, will be added together with interest (calculated in accordance with Section 5.8) on any overdue amounts accruing under this Agreement from the date of the report for the period for which such amounts are owing, or credited, as the case may be, to the next quarterly payment hereunder.

5.5 Royalty Reports. Royalty reports are due for each calendar quarter [*] after the end of the quarter. For each calendar quarter, the royalty report will set out the Royalty amount due and Net Sales, as well as any amounts payable to Scynexis in accordance with Section 5.6 with respect to sublicense payments or consideration which Elanco has received in such calendar quarter.

5.6 Withholding of Taxes. Any withholding of taxes levied by tax authorities outside the United States on the payments hereunder will be deducted by Elanco from the sums otherwise payable by it hereunder for payment to the proper tax authorities on behalf of Scynexis and will be borne by Scynexis. Elanco agrees to cooperate with Scynexis in the event Scynexis claims exemption from such withholding or seeks deductions under any double taxation or other similar treaty or agreement from time to time in force, such cooperation to include, without limitation, providing receipts of payment of such withheld tax or other documents reasonably available to Elanco.

5.7 Exchange Controls. Except as otherwise provided in this Agreement, all payments to be made pursuant to this Agreement will be paid in U.S. Dollars. If at any time legal restrictions prevent the prompt remittance of part or all Royalties with respect to any country where Product is sold, payment will be made through such lawful means or methods as Elanco may determine. When in any country the law or regulations prohibit both the transmittal and deposit of Royalties on sales or any other payments due under this Agreement in such a country, royalty payments due by Elanco to Scynexis in respect of sales in such country will be suspended for as long as such prohibition is in effect, and as soon as such prohibition ceases to be in effect, all payments that Elanco would have been obligated to transmit or deposit, but for the prohibition, will forthwith be deposited or transmitted promptly to the extent allowable, as the case may be. If the royalty rate specified in this Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country will be adjusted to the highest legally permissible or government-approved rate.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

5.8 Interest on Late Payments. If either Party fails to pay any payment due under this Agreement on or before the date such payment is due, as provided in this Agreement, such late payment shall bear interest, to the extent permitted by applicable law, at the prime rate as of the date of U.S. Mail postmark of the relevant payment if sent by U.S. Mail, or otherwise on the date of receipt of payment, as published in The Wall Street Journal and found on the wsj.com website at the following link or its successor site:

http://interactive5.wsj.com/edition/resources/documents/mktindex.hherates.htm plus [*], as calculated on the number of days the relevant payment is delinquent from and including the date payment is due through and including the date upon which the owed Party has collected immediately available funds in its own account.

6. INVENTIONS AND PATENT RIGHTS

6.1 Background IP. The Parties acknowledge that any Background IP of a Party used in the under a Development Plan remains the property of such Party. Save to the extent necessary for the purpose of and to the extent required under a Development Plan for performing the Development Program, nothing in this Agreement shall be interpreted as an obligation on a Party or its Affiliates to give access to or grant a license under its Background IP.

6.2 Disclosure of Inventions. Each Party shall promptly disclose to the other all Arising IP, including all invention disclosures or other similar documents submitted to such Party by its or its Affiliates’, employees, agents or independent contractors describing such Arising IP. Such Party shall also respond promptly to reasonable requests from the other Party for more Information relating to such inventions.

6.3 Scynexis Arising IP. All right, title and interest in all Scynexis Arising IP will, regardless of inventorship, be owned by Scynexis. In the event that [*] and/or [*] Scynexis Arising IP, [*] and [*] such Scynexis Arising IP.

6.4 Elanco Arising IP. All right, title and interest in all Elanco Arising IP will, regardless of inventorship, be owned by Elanco.

6.5 Sole Property. The Parties agree that, where Arising IP and any resulting Patent Right shall be and become the sole property of the relevant Party as set out in Sections 6.3. and 6.4. above, said Party shall have the right to determine whether any application for a patent or other intellectual property right shall be made and shall have the exclusive benefit throughout the world thereof, together with the right to maintain, defend, assign or abandon such intellectual property rights without reference to any other person.

6.6 Joint Arising IP. In the event that any Arising IP is either Scynexis Arising IP or Elanco Arising IP, the Parties shall assign of the patent applications to establish ownership consistent with whether the IP is Scynexis Arising IP or Elanco Arising IP. In the event that any Arising IP is [*], the Arising IP shall be jointly-owned (“Joint Arising IP”). [*] will have the first right, but not the obligation, to assume responsibility for the preparation, filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of patent applications covering such Joint Arising IP (any such patent application and any patents issuing therefrom a “Joint Patent Right”) in any

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

jurisdictions throughout the Territory. If [*] declines to prepare, file, prosecute, and/or maintain a patent application covering a potentially patentable Joint Arising IP or a Joint Patent Right, then [*] shall have the right, but not the obligation, to assume responsibility for the preparation, filing, prosecution (including any interferences, reissue proceedings and reexaminations) and/or maintenance of patent applications covering such Joint Arising IP (any such patent application and any patents issuing therefrom shall be deemed a Joint Patent Right) in any jurisdictions throughout the Territory. The Party that prosecutes a patent application in the Joint Patent Rights (the “Prosecuting Party”) shall provide the other Party reasonable opportunity to review and comment on such filing and prosecution efforts regarding the applicable Joint Patent Rights in the particular jurisdictions, and such other Party shall provide the Prosecuting Party reasonable assistance in such efforts. The Prosecuting Party shall provide the other Party with a copy of all material communications with any patent authority in the applicable jurisdictions regarding the Joint Patent Right being prosecuted by such Party promptly following receipt or dispatch thereof by such Party. The Prosecuting Party shall provide drafts of any material filings or responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses for the other Party to review and comment thereon and will incorporate, absent a substantial reason to the contrary, such Party’s comments on such filing before submitting such filing to the relevant patent authority. In particular, each Party agrees to provide the other Party with all information necessary or desirable to enable the other Party to comply with the duty of candor/duty of disclosure requirements of any patent authority. [*] shall be responsible for all out-of-pocket expenses incurred in connection with such preparation, filing, prosecution and maintenance of Joint Patent Rights for all Patent Rights [*]. For any Joint Patent Right [*] or [*], [*] the reasonable out-of-pocket expenses incurred in connection with the filing, prosecution, and maintenance of such Joint Patent Rights. The Prosecuting Party will invoice the other Party for the other Party’s share of such expenses. The other Party will reimburse the Prosecuting Party for the other Party’s share of such expenses within [*] after receipt of invoice (including supporting documentation, upon written request of the other Party); if the other Party fails or declines to pay its one-half share of expenses within the [*] period, the Prosecuting Party may deduct from amounts due and owing to the other Party such share of unpaid expense. Either Party may determine that it is no longer interested in supporting the continued prosecution or maintenance of a particular Joint Patent in a country or jurisdiction, in which case the disclaiming Party shall notify the other Party.

6.7 Further Assistance. Each Party and its employees, agents, representatives and contractors shall provide the other Party all reasonable assistance and cooperation in the prosecution of Arising IP as provided in this Section, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution at the expense of said relevant Party; provided, however that any payments, other obligations, and/or acts due to an inventor under statutory national laws will be the responsibility of [*] and [*], and/or [*] of any such payments, other obligations, and/or acts.

6.8 Scynexis Patent Rights. Except as otherwise provided in this Article 6, Scynexis shall direct the preparation, filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of the Scynexis Patent Rights, other than Joint Patents, in any jurisdiction in the Territory. Scynexis shall provide Elanco reasonable opportunity to review and comment on such filing and prosecution efforts regarding such Scynexis Patent Rights in the Territory. Scynexis shall provide Elanco with a copy of all material communications from any patent authority in the Territory regarding such Scynexis Patent Rights, and shall provide drafts of any material filings or responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses for Elanco to review and comment thereon [*] before submitting such filing to the relevant patent authority, [*] and provided [*]. If Scynexis determines in its sole discretion to abandon or not maintain any Scynexis Patent Right anywhere in the Territory, then Scynexis shall provide Elanco written notice of such determination at least [*] before any deadline for taking action to avoid abandonment upon written request by Elanco and shall [*] provide Elanco with the opportunity to prepare, file, prosecute and

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

maintain such Patent Right in the Territory, at Elanco’s sole expense. If Elanco desires Scynexis to file, in a particular jurisdiction in the Territory, a Scynexis Patent Right that claims priority to another Scynexis Patent Right, Elanco shall provide written notice to Scynexis requesting that Scynexis file such patent application in such jurisdiction. If Elanco provides such written notice to Scynexis, Scynexis shall either (i) file and prosecute such patent application and maintain any patent issuing thereon in such jurisdiction, or (ii) notify Elanco that Scynexis does not desire to file such patent application and shall [*] provide Elanco with the opportunity to file and prosecute such patent application and maintain any patent issuing thereon, at Elanco’s sole expense. Elanco’s rights under this Section 6.6 with respect to any Scynexis Patent Right licensed to Scynexis by a Third Party and listed in Exhibit A shall be subject to the rights of such Third Party to file, prosecute, and/or maintain such Scynexis Patent Rights.

(a) At any time that Elanco is filing and prosecuting a patent application and maintaining any patent issuing thereon on pursuant to this Section 6.8, Elanco shall provide Scynexis reasonable opportunity to review and comment on such filing and prosecution efforts regarding such Scynexis Patent Rights in the Territory. Elanco shall provide Scynexis with a copy of all material communications from any patent authority in the Territory regarding such Scynexis Patent Rights, and shall provide drafts of any material filings or responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses for Scynexis to review and comment thereon

(b) No later than [*] of each calendar year (or within [*] of the Effective Date, in the case of the first Program Year) during the term of this Agreement, Scynexis will provide Elanco with an updated Exhibit D and report describing the status of the Scynexis Patent Rights licensed to Elanco pursuant to Section 2.1. Such report will include, at a minimum, the patent application and patent number, country(ies), filing date, issue date, expiration date and other relevant information.

6.9 Elanco Patent Rights. Elanco will have sole responsibility for and control over the filing, prosecution, maintenance and enforcement of the Elanco Patent Rights, at Elanco’s expense.

6.10 Patent Extensions. Scynexis will cooperate with Elanco in obtaining patent term extension or supplemental protection certificates and the like with respect to the Scynexis Patent Rights and Joint Patent Rights in the Field as to which Elanco is licensed under this Agreement, in each country and region where [*]. [*] which Patent Right to extend and [*]. Each Party shall provide reasonable assistance to the other Party in connection with obtaining any such extensions. To the extent reasonably and legally required in order to obtain any such extension in a particular country, each Party shall make available to the other Party a copy of the necessary documentation to enable such other Party to use the same for the purpose of obtaining the extension in such country.

7. INFRINGEMENT; ENFORCEMENT

7.1 Infringement Claims. If the manufacture, sale or use of a Product pursuant to this Agreement results in, or may result in, any claim, suit or proceeding by a Third Party alleging patent infringement by Scynexis or Elanco (or its licensees or sublicensees), or by an Affiliate of Scynexis or Elanco, such Party will promptly notify the other Party hereto via Notice. The Party subject to such Third Party claim will have the exclusive right to defend and control the defense of any such claim, suit or proceeding, at its own expense, using counsel of its own choice; provided, however, that neither Party will enter into any settlement which admits or concedes that any aspect of the Patent Rights (including Joint Patent Rights) of the other Party is invalid or unenforceable without the prior written consent of said other Party. The Party subject to the Third Party claim will keep the other Party hereto reasonably informed of all material developments in connection with any such claim, suit or proceeding. Should [*] decide not to actively defend or fail to defend any such claim, suit, or proceedings by a Third Party relating to [*], then [*] will be entitled to take over, at its option, the right to defend such infringement proceedings and the control of any such defense, at its cost.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

7.2 Enforcement of Joint Patent Rights. Scynexis and Elanco will each promptly notify the other via Notice of any alleged or threatened infringement of the Joint Patent Rights of which they become aware. Scynexis and Elanco will then confer and may agree jointly to prosecute any such infringement. If the Parties do not agree on whether or how to proceed with enforcement activity (a) within [*] following the notice of alleged infringement or (b) [*] before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, then [*] may commence litigation with respect to the alleged or threatened infringement at its own expense. In the event that [*] does not commence litigation within [*] of the above-specified date, [*] may do so, at [*] expense. In the event a Party brings an infringement action against a Third Party, the other Party will cooperate fully, including, if required to bring such action, the furnishing of a power of attorney.

(a) Except as otherwise agreed to by the Parties as part of a cost-sharing arrangement, any recovery realized as a result of such litigation (whether by way of settlement or otherwise) will be first allocated to reimbursement of unreimbursed legal fees and expenses incurred by the Party initiating the proceeding, then toward reimbursement of any unreimbursed legal fees and expenses of the other Party, and then the remainder will be divided between the Parties as follows: (y) if the award is based on lost profit], Elanco will receive an amount equal to the damages the court determines Elanco has suffered as a result of the infringement less the amount of any Royalties that would have been due to Scynexis on sales of Products lost by Elanco or any Affiliate or sublicensee of Elanco as a result of the infringement had Elanco or any Affiliate or sublicensee of Elanco made such sales, and Scynexis will receive an amount equal to the Royalties and other payments it would have received under Article V if such sales had been made by Elanco or any Affiliate or sublicensee of Elanco; and (z) as to awards other than those based on lost profits, [*] to the Party initiating such proceedings and [*] to the other Party.

7.3 Enforcement Action in the Field.

(a) [*] shall have the sole right, but not the obligation, to commence and control any legal action or proceeding, or the filing of any counterclaim, related to any alleged infringement of the [*] Patent Rights (“Action”) in the Field in the Territory. In the event that [*] elects, in its sole discretion, to undertake such an Action, [*] agrees to reasonably cooperate with [*], including providing access to all necessary documents, executing all papers and performing such other acts as may be reasonably required for such Action, including, but not limited to, consenting to be joined as a Party plaintiff in such Action. [*] shall control such Action, and [*] may enter into settlements, stipulated judgments or other arrangements respecting such infringement; provided, however, [*] shall not settle or make any agreement that would have an adverse effect on [*] rights under this Agreement, without the prior written consent of [*], which shall not be unreasonably withheld or delayed. [*] shall keep [*] reasonably apprised of the progress of any such Action. [*] may, at its option and sole expense, be represented by counsel of its choice, but all other costs associated with any such Action shall be at the sole expense of [*].

(b) In the event that [*] does not commence and or continue to control such Action within [*] of receipt of Notice from [*], [*] shall have the sole right, but not the obligation, to commence and control any such Action in the Field in the Territory. In the event that [*] elects, in its sole discretion, to undertake such an Action, [*] agrees to reasonably cooperate with [*], including providing access to all necessary documents, executing all papers and performing such other acts as may be reasonably required for such Action, including, but not limited to, consenting to be joined as a party plaintiff in such Action. Upon such election, [*] shall control such Action, and [*] may enter into settlements, stipulated judgments or other arrangements respecting such infringement; provided, however, [*] shall not settle or

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

make any agreement that would have an adverse effect on [*] rights under this Agreement, without the prior written consent of [*], such consent not to be unreasonably withheld or delayed. [*] shall keep [*] reasonably apprised of the progress of any such Action. [*] may, at its option and sole expense notwithstanding the immediately following paragraph, be represented by counsel of its choice, but all other costs associated with any such Action shall be at the sole expense of [*].

(c) Except as otherwise agreed to by the Parties as part of a cost-sharing arrangement, any recovery realized as a result of such litigation (whether by way of settlement or otherwise) will be first allocated to reimbursement of unreimbursed legal fees and expenses incurred by the Party initiating the Action, then toward reimbursement of any unreimbursed legal fees and expenses of the other Party, and then the remainder will be divided between the Parties as follows: (y) if the award is based on lost profits, Elanco will receive an amount equal to the lost Net Sales the court determines Elanco has lost as a result of the infringement less the amount of any Royalties that would have been due to Scynexis on sales of Products lost by Elanco or any Affiliate or sublicensee of Elanco as a result of the infringement had Elanco or any Affiliate or sublicensee of Elanco made such sales, and Scynexis will receive an amount equal to the Royalties and other payments it would have received under Article V if such sales had been made by Elanco or any Affiliate or sublicensee of Elanco; and (z) as to awards other than those based on lost sales, [*] to the Party initiating such Action and [*] to the other Party.

8. CONFIDENTIALITY

8.1 Confidentiality Agreement. The Parties are bound by a Confidential Disclosure Agreement effective as of [*]. The Parties’ rights and obligations under the Confidential Disclosure Agreement are incorporated herein by reference and are now extended for the term of this Agreement; should there be any conflict, the provisions of this Agreement shall prevail.

8.2 Nondisclosure; Exceptions. Neither Scynexis nor Elanco shall publish or disclose to any Third Party, including its independent contractors, any or all Confidential Information of the other Party without the advance execution of a binding confidentiality agreement between the Third Party and the disclosing Party [*]. Neither Scynexis nor Elanco shall disclose to any Third Party or use for any purpose besides this Agreement Confidential Information of the other Party, unless such Party can demonstrate that such information:

(a)	Was known to the receiving Party or to the public prior to disclosure by the disclosing Party under this Agreement, as shown by written records;

(b)	Becomes known to the public from a source other than the receiving Party;

(c)	Is disclosed to the receiving Party on a non-confidential basis by a Third Party having a legal right to make such disclosure;

(d)	Is required to be disclosed by law or judicial order; provided, however, the receiving Party shall promptly notify the disclosing Party and shall not disclose any information without the disclosing Party’s prior written consent or until the disclosing Party has exhausted any legal actions it may take to prevent or limit the requested disclosure; or

(e)	Is independently developed by the receiving Party not having access to the disclosing Party’s information.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

8.3 Survival of Confidentiality and Non-Use Obligations. Such obligations of confidentiality and non-use shall survive expiration or termination of this Agreement for a period of [*] from the effective date of such termination or expiration.

8.4 Authorized Disclosure. Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:

(a)	filings submitted to a Regulatory Agency to the extent necessary for obtaining marketing approvals in the Field;

(b)	complying with applicable governmental regulations;

(c)	as necessary in order for Elanco to exercise its rights including subcontracting under this Agreement;

(d)	conducting pre-clinical or clinical trials of Elanco Compounds or Products; and

(e)	disclosure on a “need to know” basis to Affiliates, sublicensees, employees, consultants or agents who agree to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Article VIII.

9. INDEMNIFICATION; REPRESENTATIONS & WARRANTIES

9.1 Liabilities; Indemnification by Elanco. Elanco will at all times during and after the term of this Agreement be responsible for, and will defend, indemnify and hold Scynexis, its Affiliates and their respective directors, officers, employees and contractors harmless from and against any and all losses, claims, suits, proceedings, expenses, recoveries and damages, including reasonable legal expenses and costs including attorneys’ fees (collectively, “Claims”), arising out of any claim by any Third Party to the extent such Claims results or arises from (a) Elanco’s breach of this Agreement; (b) the negligence or willful misconduct of Elanco, its Affiliates, or their respective directors, officers, employees or contractors in their performance hereunder; (c) the development, use, sale, distribution, marketing, promoting or commercialization of the Elanco Compounds or Products; except to the extent such Claims are caused by a breach of this Agreement by Scynexis or the negligence or willful misconduct of Synexis; or (d) the commercialization of the Products infringing upon the Intellectual Property Rights of any Third Party. Scynexis will give Elanco prompt Notice of any such Claims and, without limiting the foregoing indemnity, Elanco will have the right to compromise, settle or defend such Claim (to the extent subject to indemnity by Elanco as set forth herein); provided that (i) no offer of settlement, settlement or compromise by Elanco shall be binding on Scynexis without its prior written consent (which consent shall not be unreasonably withheld or delayed), unless such settlement fully releases Scynexis without any liability, loss, cost or obligation incurred by Scynexis and (ii) Elanco shall not have authority to admit any wrongdoing or misconduct on the part of Scynexis or its Affiliates except with Scynexis’ prior written consent.

9.2 Indemnification by Scynexis. Scynexis will at all times during and after the term of this Agreement be responsible for, and will indemnify, defend and hold Elanco, its Affiliates, and their respective directors, officers, employees and contractors harmless from and against any and Claims arising out of any claim by any Third Party to the extent arising out of (a) Scynexis’ breach of this Agreement; or (b) the negligence or willful misconduct of Scynexis, its Affiliates, or their respective directors, officers, employees or contractors in their performance hereunder. Elanco will give Scynexis prompt Notice of any such Claim and, without limiting the foregoing indemnity, Scynexis will have the right to compromise, settle or defend any such Claim (to the extent subject to indemnity by Scynexis as

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

set forth herein); provided that (i) no offer of settlement, settlement or compromise by Scynexis shall be binding on Elanco without its prior written consent (which consent shall not be unreasonably withheld or delayed), unless such settlement fully releases Elanco without any liability, loss, cost or obligation incurred by Elanco and (ii) Scynexis shall not have authority to admit any wrongdoing or misconduct on the part of Elanco or its Affiliate except with Elanco’s prior written consent.

9.3 Scynexis Representations & Warranties to Elanco. As of the Effective Date, Scynexis represents and warrants that it owns all right and title to, or owns the exclusive rights to, the Scynexis Patent Rights listed in Exhibit D and the Scynexis Technology existing as of the Effective Date and licensed by Elanco hereunder, and that it has the right to enter into this Agreement.

9.4 Representations & Warranties of the Parties to Each Other. Scynexis and Elanco each represent and warrant that, as of the Effective Date, execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of such Party, its officers and directors and does not conflict with, violate, or breach any agreement to which either Elanco or Scynexis is a party, or either Party’s articles of incorporation or bylaws.

9.5 Warranty and Disclaimer Concerning Intellectual Property.

(a) Scynexis represents and warrants that, as of the Effective Date of this Agreement, Scynexis has not received any written notice from any Third Party asserting or alleging that the use the Scynexis Technology by Scynexis prior to the Effective Date infringed, will be subject to a royalty or payment or has misappropriated the intellectual property rights of such Third Party.

(b) Scynexis represents and warrants, as of the Effective Date of this Agreement and to Scynexis’s actual knowledge, without any duty of inquiry, the research, development, manufacture, use and sale of any Elanco Compound or Product incorporating Scynexis Test Materials will not infringe upon the intellectual property rights of a Third Party.

(c) As of the Effective Date of the Agreement, there are no pending, and to Scynexis’s knowledge no threatened, actions, suits or proceedings against Scynexis involving the Scynexis Technology.

(d) EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY WARRANTIES, WRITTEN OR UNWRITTEN, EXPRESS OR IMPLIED, AND EACH PARTY EXPRESSLY DISCLAIMS ANY OTHER EXPRESS OR IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR TITLE.

(e) Without limiting the generality of the foregoing, each Party expressly does not warrant (i) the success of any research or development activities commenced under the Development Plan or (ii) the safety or usefulness for any purpose of the technology it provides hereunder.

9.6 Limitations of Liability.

(a) Except for the obligations of the Parties to indemnify each other under Sections 9.1 and 9.2 AND BREACHES OF SECTIONS 2, 6, AND 8, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR OTHER INDIRECT OR SPECIAL DAMAGES INCLUDING, BUT NOT LIMITED TO, LOST PROFITS OR REVENUE, WHETHER SUCH CLAIM IS BASED IN CONTRACT, IN TORT OR IN ANY OTHER LEGAL THEORY.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(b) EXCEPT FOR THE OBLIGATIONS OF THE PARTIES TO INDEMNIFY EACH OTHER UNDER SECTIONS 9.1 AND 9.2 AND BREACHES OF SECTIONS 2, 6 AND 8, IN NO EVENT SHALL EITHER PARTY’S LIABILITY UNDER THIS AGREEMENT EXCEED THE AMOUNT ACTUALLY RECEIVED BY SCYNEXIS FROM ELANCO (NOT INCLUDING REIMBURSEABLE EXPENSES RECEIVED BY SCYNEXIS).

10. TERM & TERMINATION

10.1 Term. Except as otherwise provided in this Agreement, the term of this Agreement will commence on the Effective Date and end on the date of expiration of the last remaining Royalty Term. For the avoidance of doubt, expiration of the Agreement pursuant to this Section 10.1 will not preclude Elanco from continuing to market and sell Products or to use Elanco Compounds or Products after the term of this Agreement.

10.2 Expiration of License. For the avoidance of doubt, the license for the Field in the Territory granted by Scynexis to Elanco pursuant to Section 2.1(a) and (b) and all other rights granted to Elanco (other than those expressly stated to continue after expiration or termination of this Agreement), will cease upon the expiration or earlier termination of this Agreement, [*].

10.3 Scynexis Termination For Cause and Consideration. If Scynexis terminates this Agreement pursuant to Section 10.7, Scynexis will [*] and Elanco will [*].

10.4 Elanco Termination For Cause and Consideration. If Elanco terminates this Agreement pursuant to Section 10.7, Scynexis will [*] Elanco [*].

10.5 Surviving Obligations. Upon expiration or termination of this Agreement, the obligations which by their nature are intended to survive expiration or termination of this Agreement, will survive.

10.6 Accrued Obligations. Expiration or earlier termination of this Agreement for any reason, will not relieve the Parties of any obligation that accrued prior to such expiration or termination.

10.7 Termination At Will. Subject to the provisions of this Agreement, Elanco may terminate this Agreement upon [*] written Notice to Scynexis any time after termination or expiration of the Research Term. In the event Elanco terminates the Agreement pursuant to this Section [*] for an Elanco Compound and [*] for such Elanco Compound [*], Elanco will grant to Scynexis (i) a worldwide, perpetual, fully-paid, royalty-free, non-exclusive, license in the Field in the Territory with respect to any Elanco Know-How to research, develop, make, have made, use, sell, have sold, offer for sale, import, export and sub-license such Elanco Compounds or Products and (ii) a worldwide, royalty-bearing, exclusive, license (at the rates [*]) to research, develop, make, have made, use, sell, have sold, offer for sale, import, export and sub-license such Elanco Compounds or Products.

10.7 Events of Default. An event of default (“Event of Default”) will have occurred and this Agreement may be terminated by the Party first named in each paragraph below in the following circumstances:

(a) Material Breach. By the non-breaching Party, if the breaching Party fails to remedy a material breach of this Agreement within [*] after Notice thereof detailing the breach has been given to the breaching Party by the non-breaching Party.

(b) Failure of Elanco to Pay. By Scynexis, if Elanco fails to make any payment not disputed in good faith as required under this Agreement within the period(s) identified in this Agreement after such payment becomes payable, and such failure is not remedied within [*] after Notice thereof from Scynexis.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(c) Bankruptcy. By either Party, upon a proceeding in bankruptcy that is not dismissed within [*], insolvency, dissolution or winding up of the other Party.

10.8 Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement, and, whether or not termination is effected, all other remedies will remain available except as the Parties have expressly agreed to otherwise herein.

11. MISCELLANEOUS

11.1 Separate Entities / Disclaimer of Agency. Scynexis and Elanco are and will remain separate independent entities. This Agreement will not constitute, create or otherwise imply a joint venture, partnership or formal business organization of any kind. Each Party to this Agreement will act as an independent contractor and not as an agent or legal representative of the other. Neither Party will have the right or authority to assume, create or incur any Third Party liability or obligation of any kind, express or implied, against or in the name of or on behalf of the other Party except as expressly set forth in this Agreement.

11.2 Press Releases & Disclosures. Neither Party will submit for written or oral publication any document, data, or other information generated and provided by the other Party during the term of this Agreement without first obtaining the prior written consent of the other Party, which consent will not be unreasonably withheld, especially as it relates to releases required for local fiscal reporting laws, filing regulations or stock rules relating to the Party or any Affiliate of the Party. The contributions of each Party will be noted in all publications, presentations, and press releases.

11.3 Publicity. Until [*], or [*], neither Party will disclose to the public, any information about this Agreement, including its existence, without the prior written consent of the other Party, which decision regarding consent will be communicated no later than [*] from the date of receipt of the request, except where required for local fiscal reporting laws, filing regulations or stock exchange rules relating to the Party or any Affiliate of the Party. Furthermore, neither Party shall use in advertising, publicity or otherwise the name or any trademark of the other Party without prior written consent.

11.4 Force Majeure. If either Party is affected by any extraordinary, unexpected and unavoidable event, including, without limitation, acts of God, floods, fires, riots, terrorism, war, accidents, labor disturbances, breakdown of plant or equipment, lack or failure of transportation facilities, unavailability of equipment, sources of supply or labor, raw materials, power or supplies, infectious diseases of animals, or by the reason of any law, order, proclamation, regulation, ordinance, demand or requirement of the relevant government or any sub-division, authority or representative thereof (provided that in all such cases the Party claiming relief on account of such event can demonstrate that such event was extraordinary, unexpected and unavoidable by the exercise of reasonable care) (“Force Majeure”), it will as soon as reasonably practicable notify the other Party of the nature and extent thereof and take all reasonable steps to overcome the Force Majeure and to minimize the loss occasioned to that other Party. Neither Party will be deemed to be in breach of this Agreement or otherwise be liable to the other Party by reason of any delay in performance or nonperformance of any of its obligations hereunder to the extent that such delay and nonperformance is due to any Force Majeure of which it has notified the other Party and the time for performance of that obligation will be extended accordingly. Notwithstanding the foregoing sentence, should the Force Majeure continue for more than [*], then the other Party shall have the right to terminate this Agreement immediately upon Notice of termination delivered to the affected Party.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

11.5 Assignment. This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed; provided, however, that each of the Parties may, without such consent, assign this Agreement and its rights and obligations hereunder to its Affiliates or in connection with the transfer or sale of all or substantially all of the portion of its business to which this Agreement relates, or in the event of its merger or consolidation or change in control or similar transaction or, in the case of Scynexis, the creation of a special purpose corporation or design and development limited partnership. Any permitted assignee will assume all obligations of its assignor under this Agreement in writing prior to the assignment. Any purported assignment in violation of the preceding sentences will be void.

11.6 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other Party (a “Notice”) will be delivered in writing by one of the following means: delivered personally; sent via e-mail with express confirmation from the addressee of its receipt; by facsimile (and promptly confirmed by personal delivery or courier); by a reputable, commercial courier; or by U.S. mail postage prepaid (where applicable), and addressed to such other Party at its address indicated below, or to such other address as the addressee will have last furnished in writing to the addressor and will be effective upon receipt by the addressee. Such Notices will be effective within three (3) business days of the postmark or transmittal date or when delivered to the addressee, whichever is earlier.

If to Scynexis:

SCYNEXIS, Inc.

3501C Tricenter Blvd

Durham, NC 27713

Attn: Vice President, Animal Health

With copy to:

SCYNEXIS, Inc.

3501C Tricenter Blvd

Durham, NC 27713

Attn: General Counsel

If to Elanco:

For General Notices:

Elanco Animal Health

Greenfield Laboratories

2500 Innovation Way / P.O. Box 708

Greenfield, IN 46140

Attention: Legal Department

Fax: 317-276-9434

E-mail: elancolegal@elanco.com

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

For Notices related to Intellectual Property

Elanco Animal Health

Greenfield Laboratories

2500 Innovation Way / P.O. Box 708

Greenfield, IN 46140

Attention: General Patent Counsel/EAM

Fax: 317- 276-3861

E-mail: elancolegal@elanco.com

11.7 Execution of Agreement. This Agreement may be executed by original or facsimile signature in several counterparts, all of which shall be deemed to be originals, and all of which shall constitute one and the same Agreement. Notwithstanding the foregoing, the Parties shall deliver original execution copies of this Agreement to one another as soon as practicable following execution thereof.

11.8 Waiver. The waiver by a Party of a breach or a default of any provision of this Agreement by the other Party shall be in writing only, shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of a Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder and shall not operate as a waiver of any right, power or privilege by such Party.

11.9 Entire Agreement. This Agreement and the Exhibits hereto (which Exhibits are deemed to be a part of this Agreement for all purposes) contain the full understanding of the Parties with respect to the subject matter hereof and supersede all prior understandings and writings relating thereto. No waiver, alteration or modification of any of the provisions hereof shall be binding unless made in writing and signed by the Parties.

11.10 Headings. The headings contained in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

11.11 Severability. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected, and the Parties shall negotiate a substitute provision that, to the extent possible, accomplishes the original business purpose. During the period of such negotiation, and thereafter if no substituted provision is agreed upon, any such provision which is enforceable in part but not in whole shall be enforced to the maximum extent permitted by law.

11.12 Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns under Section 11.5 of this Agreement.

11.13 Independent Contractors. It is understood and agreed that the relationship between the Parties hereunder is that of independent contractors and that nothing in this Agreement shall be construed as authorization for either Scynexis or Elanco to act as agent for the other.

11.14 No Third Party Beneficiaries. No person or entity other than Scynexis, Elanco and their respective Affiliates and permitted assignees hereunder shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

11.15 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of [*] applicable therein, without regard to any conflict of law principles.

11.16 Change Control. The use of Affiliate shall exclude any Third Party (and its affiliates) that becomes an Affiliate of a Party due to such Third Party’s acquisition (however structured, including by merger, acquisition of stock, acquisition of all or substantially all assets or otherwise) of such Party or the acquisition (however structured, including by merger, acquisition of stock, acquisition of all or substantially all assets or otherwise) by a Party of a Third Party.

12. DISPUTE RESOLUTION

12.1 Dispute Resolution. In the event of a dispute, controversy or claim under or relating to this Agreement (a “Dispute”), the Parties shall refer such dispute as follows:

(a) Informal Dispute Resolution: Within [*] of the notice of dispute, the key executives for each shall meet to negotiate resolution of such dispute.

(b) Mediation: In the event that parties are not able to resolve the dispute through informal dispute resolution, the parties will mediate the dispute before a nationally recognized mediator agreeable to both parties within [*] of the notice of dispute.

(c) Arbitration: In the event that the parties are not able to resolve the dispute through mediation within [*] of the notice of dispute, then the dispute shall be finally resolved by arbitration in accordance with the International Institute for Conflict Prevention and Resolution Rules for Non-Administered Arbitration by three arbitrators, of whom each party shall appoint one from the CPR National Panels of Distinguished Neutrals and the selected arbitrators selecting the neutral arbitrator from the CPR National Panels of Distinguished Neutrals. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., and judgment upon the award rendered by the arbitrator’s) may be entered by any court having jurisdiction thereof. The place of the arbitration shall be in a location mutually agreed to by the parties. The parties agree that they shall present the dispute to the panel of arbitrators within [*] of the notice of dispute with the panel of arbitrators issuing their ruling within [*] of the notice of dispute resolution. The arbitral tribunal may extend this time limit in the interest of justice. Failure to adhere to this time limit shall not constitute a basis for challenging the award.

(d) The Parties hereby submit and consent to the dispute resolution provisions provided in this Agreement as the exclusive jurisdiction for such disputes and irrevocably agree that all actions or proceedings relating to this Agreement and any dispute shall be litigated as provided herein, and each of the Parties waives any objection which it may have based on improper venue or forum non conveniens to the conduct of any such action or proceeding in such venue. Any such legal remedies in an arbitration, court or judicial body of competent jurisdiction shall be conducted in the English language.

12.2 No Delay in Unrelated Payments. In the event of a Dispute, a Party shall have no right to toll or delay any payment or other obligation in this Agreement unrelated to the Dispute as a result of the Dispute.

13. COMPLIANCE

13.1 Mutual Covenant. Each Party shall ensure that it and its activities under this Agreement shall at all times comply with all applicable laws, regulations and industry codes. Each party represents that any funds paid to the other pursuant to this Agreement are not proceeds of any illegal activity.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

13.2 Notice of Inspections. Scynexis shall provide Elanco with immediate notice of any governmental or regulatory review, audit or inspection of its facility, processes, or products that might relate to the goods, software, or services furnished Elanco under this Agreement. Scynexis shall provide Elanco with the results of any such review, audit or inspection. Elanco shall be given the opportunity to provide assistance to Scynexis in responding to any such review, audit or inspection.

13.3 Books and Records. During the term of this Agreement and for a period of [*] thereafter, the records of each Party relating to the performance of its duties and obligations under this Agreement shall be open to inspection and subject to audit and reproduction by the other Party or other Party’s agent or representative.

13.4 Anti-Corruption Laws. In carrying out their responsibilities under this Agreement, the Parties shall comply with all applicable anti-corruption laws in the countries where the Parties have their principal places of business and where they conduct activities under this Agreement. Additionally, the Parties understand and agree to comply with the U.S. Foreign Corrupt Practices Act, as revised, which generally prohibits the promise, payment or giving of anything of value either directly or indirectly to any government official for the purpose of obtaining or retaining business or any improper advantage. For purposes of this section, “government official” means any official, officer, representative, or employee of, including any doctor employed by, any non-U.S. government department, agency or instrumentality (including any government-owned or controlled commercial enterprise), or any official of a public international organization or political party or candidate for political office. Additionally, each Party represents to the other Party that neither it nor any of its owners, directors, employees, agents, consultants (1) is a government official, or will directly or indirectly (2) pay or give or promise to pay or give anything of value to any government official for purposes of (A) influencing any act or decision of such government official in his official capacity; (B) inducing such government official to do or omit to do any act in violation of the lawful duty of such official; (C) securing any improper advantage; or (D) inducing such government official to use his influence with the government or instrumentality thereof to affect or influence any act or decision of the government or such instrumentality with respect to any activities undertaken relating to this Agreement. Additionally, the Parties will make reasonable efforts to comply with requests for information, including answering questionnaires and narrowly tailored audit inquiries, to enable the other Party to ensure compliance with applicable anti-corruption laws.

13.5 Early Termination. The Parties agree that a breach of these Anti-Corruption Commitments shall be considered a material breach of this Agreement and that either Party may immediately seek all remedies available under law and equity including termination of this Agreement if it believes, in good faith, that the warranties under these Anti-Corruption Commitments have been breached by the other Party without owing to the other any damages or indemnification resulting from such termination.

[Signature page follows]

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

AMENDED and RESTATED LICENSE, DEVELOPMENT &COMMERCIALIZATION

AGREEMENT

EXECUTED

Signed on behalf of

Eli Lilly and Company, operating through its Elanco Animal Health division)

by an authorized officer

/s/Jeffrey N. Simmons

Signature of Authorized Officer

Jeffrey N. Simmons

Name of Authorized Officer (please print)

1/8/14

Date Signed

Signed on behalf of

Scynexis, Inc. by an authorized officer

/s/Yves J. Ribeill
Signature Authorized Officer

Yves J. Ribeill
Name of Authorized Officer (please print)

01/10/2014

Date Signed

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit A

Primary Contact Persons

[*]

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit B

SCYNEXIS Test Materials

[*]

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit C

Draft Development Plan [*]

[*]

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit D

SCYNEXIS Patent Rights

Reference	Application No.	Filing Date	Type
[*]

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.